Exhibit 23. 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gumbiner Savett Inc.

Certified Public Accountant

Board of Directors
ProElite, Inc.

We hereby consent to the use in the prospectus filed by Stratus Media Group, Inc. constituting a part of this S-1/A Registration Statement of our report dated August 30, 2011, relating to the financial statements of ProElite, Inc. and subsidiaries for the year ended December 31, 2010, which are contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Yours truly,

/S/ Gumbiner Savett Inc.
Gumbiner Savett Inc.
Santa Monica, CA 90404

September 21 , 2011